Exhibit 99.1

NEWS RELEASE

For further information contact
Richard Preckel, 636-733-1600

MAVERICK TUBE CORPORATION ANNOUNCES THE RESIGNATION OF ITS PRESIDENT AND CHIEF OPERATING OFFICER

ST. LOUIS, August 29, 2005 - Maverick Tube Corporation (NYSE:MVK) announced today it has accepted the resignation of James Cowan, 47, its President and Chief Operating Officer, effective today. C. Robert Bunch, the Company’s Chief Executive Officer, will assume the title of President. The Company has no current plans to fill the position of chief operating officer.

Mr. Bunch commented, “During his nearly two and one-half years here, Jim made substantial contributions to the Company and he will be missed. We wish him well in his future endeavors.”

Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products in the energy industry for exploration, production, and transmission, as well as industrial tubing products (steel electrical conduit, HSS, standard pipe, pipe piling, and mechanical tubing) used in various applications.

This news release may contain forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those described under “Risk Factors” and elsewhere in Maverick’s Form 10-K for its year ended December 31, 2004.